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                                                                     Exhibit 99


Wednesday April 29, 10:00 am Eastern Time

Company Press Release

SOURCE: Elan Corporation, plc

Elan to Acquire Neurex in an All-Stock Transaction

Elan Enters Pain Management and Acute Care Market as Second Therapeutic Area

Elan to Form Consolidated Pharmaceutical Products Division

DUBLIN, Ireland and MENLO PARK, Calif., April 29 /PRNewswire/ -- Elan Corporation, plc (NYSE: ELN - news; "Elan"), a leading specialty pharmaceutical company, and Neurex Corporation (Nasdaq: NXCO - news; "Neurex"), a late-stage biopharmaceutical company developing products for pain management and the acute care market, announced a definitive agreement whereby Elan will acquire Neurex in a tax-free all-stock transaction which values Neurex at $31.81 per share, or approximately $700 million, based on Elan's closing price of $62.38 on April 28, 1998.

Under the terms of the agreement unanimously approved by the boards of directors of both companies, each common share of Neurex will be exchanged for
0.51 of an Elan American Depositary Share. The transaction is subject to approval by the shareholders of Neurex, clearance by Irish and U.S. regulatory authorities, and other conditions as more fully set out in the merger agreement. The transaction is expected to close in the third quarter of 1998.

Donal J. Geaney, chairman and chief executive officer of Elan, commented, "The identification of a second therapeutic area has been a major priority for Elan. Neurex enables Elan to enter the significant markets of acute care and pain management which complement and extend the franchise we are building in neurology with Athena Neurosciences, Inc. ("Athena") and the recently announced acquisition of GWC Health Inc. ("Carnrick") which is expected to close during the second quarter of fiscal 1998."

Mr. Geaney added, "I am delighted to welcome the Neurex management and staff to Elan. Neurex has an exciting portfolio of products including Ziconotide, which is in late-stage development initially for the treatment of neuropathic and malignant pain. Neurex also has an innovative research effort into a number of acute care and neurological indications, including stroke and epilepsy."

Paul C. Goddard, Ph.D, chairman and chief executive officer of Neurex, said, "We are very excited to be joining Elan and advancing the future of our company. This merger will allow Neurex shareholders to continue to benefit in the potential of our present and future products as well as the benefits from owning shares in Elan, a company that has demonstrated an excellent track record in building shareholder value."

Neurex has recently launched Corlopam(R) in the United States, for the treatment of severe hypertension in the hospital setting. In 1998, Neurex expects to file a New Drug Application for its non-opiate pain therapeutic Ziconotide (SNX-111). The lead indication for which Ziconotide is being investigated is the treatment of chronic and acute pain. In Phase III clinical trials Ziconotide has exhibited an ability to significantly reduce patients' pain, without the unwanted side effects of opioids such as morphine. Neurex, in collaboration with the Warner-Lambert Company [NYSE:WLA - news], is also investigating, through a different route of administration, the use of Ziconotide to reduce the neurological damage caused by head trauma and other ischemic conditions.

Neurex will become part of Elan Pharmaceuticals, a new division which will include Athena, Elan's international pharmaceutical marketing businesses and Carnrick. On closing Dr. Goddard will become president and chief




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executive officer of this division. The combined specialty pharmaceutical business will continue to complement Elan's established drug delivery business and will be well positioned through:

     -- leading positions in the neurology, pain management and acute care market segments;
     --   an initial combined salesforce of 320 representatives in the U.S.;
     -- a significant base of marketed products (including Corlopam, Diastat(R), Midrin(R), Mysoline(R), Permax(R), Skelaxin(R) and Zanaflex(R)) with in-market sales of approximately $250 million in the United States this year;
     -- a pipeline of key proprietary products including Antegren(R), Neurobloc(TM), Zelapar(TM), Ziconotide (for multiple conditions) and Zonegran(TM); Zonegran a new anticonvulsant was held approvable by the FDA in March of this year and Elan recently announced positive Phase III clinical trial results for Neurobloc a product for the potential treatment of cervical dystonia;
     -- leading research programmes in Alzheimer's disease, cell trafficking and in neuronal calcium channel blockers; and
     -- substantial resources to pursue additional product acquisition and in-licensing opportunities.


Elan will use purchase accounting for the transaction. In accordance with Statement of Financial Accounting Standard No. 2: "Accounting for Research and Development Costs," Elan will incur a one-time charge representing the write-off of acquired in-process research and development. Excluding the one-time charge and including transaction benefits and synergies, the impact on Elan's earnings for fiscal 1998 and 1999 is expected to be a reduction of approximately 5% each year in diluted earnings per share. The acquisition is expected to be accretive to earnings in 2000 and thereafter.

Neurex is a late-stage biopharmaceutical company developing products for pain management and the acute care market, principally in the area of cardiorenal and neurological disease. The company's strategy is to discover, develop and commercialize its products for acute care treatment in hospital settings, such as emergency rooms, intensive care units and pain clinics.

Elan is a leading worldwide specialty pharmaceutical company, with its principal research and manufacturing facilities in Ireland, the United States and Israel. Elan's shares trade on the New York, London and Dublin Stock Exchanges.

The statements made in this press release may contain forward-looking statements that involve a number of risks and uncertainties. In addition to the matters described in this press release, the success of integration of operations, the degree of dilution, the completion of the acquisition of Carnrick and Neurex, the success of product approvals, market introduction, pricing and opportunities for the companies' products, and the success in discovery research as well as other risks and uncertainties detailed from time to time in SEC reports filed by Elan and Neurex may affect the actual results achieved by Elan and Neurex. Elan and Neurex disclaim any intent or obligation to update these forward-looking statements.